Exhibit 99.1

Capmark Financial Group Inc. Extends Bridge Loan Maturity

(Horsham, PA) – March 24, 2009 – Capmark Financial Group Inc. (“Capmark”) announced that in connection with its previously reported discussions with the lenders under its senior credit facility and bridge loan agreement regarding possible modifications of those agreements, Capmark has agreed with certain of the lenders under its $833 million bridge loan agreement to extend the March 23, 2009 maturity date of more than 90% of the aggregate principal amount of the bridge loan until March 24, 2009.  Capmark repaid less than $10 million of the bridge loan and is in continuing discussions regarding a maturity extension with the holder of the remaining $48 million principal amount.  If Capmark is unable to reach agreement to extend the maturity of any part of the bridge loan beyond its scheduled maturity date, such amount will be due and payable and the failure to pay such amount at maturity may be declared an event of default by the lenders under the bridge loan agreement.

Capmark continues to be in active discussions with its lenders under the bridge loan agreement regarding an additional short-term extension of the maturity date of the bridge loans under that agreement.  Any such further extension would permit Capmark to continue its ongoing discussions with its lenders regarding possible further modifications to its senior credit facility and its bridge loan agreement.

There is no assurance that Capmark will be able to reach any further extension of the bridge loan maturity date or any other future agreements with its lenders regarding modifications to its bridge loan or senior credit facility or any other matters.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:

Joyce Patterson	Bob Sullivan

215-328-3842	215-328-1329

Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, the ability of Capmark to obtain modifications under its debt agreements, adverse changes in debt and capital markets conditions, which may adversely impact Capmark’s access to capital on acceptable terms or the value or salability of our real estate related investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount Capmark may earn on products and services and the availability and credit worthiness of its customers; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Capmark’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.